Exhibit 99.(e)(2)

Execution Copy

WHOLESALING AGREEMENT

THIS WHOLESALING AGREEMENT (the “Agreement”) dated as of March 20, 2008 (the “Effective Date”) is by and between Allstate Distributors, LLC (“Allstate”), with its principal office and place of business at 3100 Sanders Road, Suite N3B, Northbrook, IL  60062 and Funds Distributor, LLC (“Distributor”), with its principal office and place of business at 3435 Stelzer Road, Suite 1000, Columbus, OH 43219 (collectively, the “Parties”).

WHEREAS, Distributor has been engaged by Allstate Financial Investment Trust (the “Trust” for itself, and on behalf of its underlying series, collectively the “Funds”) to serve as the Trust distributor and principal underwriter pursuant to a Distribution Agreement by and between Distributor and the Trust dated as of March 20, 2008 and approved by the Trust’s Board of Trustees (the “Distribution Agreement”); and

WHEREAS, Allstate desires to be appointed by Distributor to provide wholesale marketing and marketing consulting services with regard to the Funds.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                     APPOINTMENT

Distributor hereby appoints Allstate to provide certain wholesale marketing and marketing consulting services with regard to the Funds for the period and on the terms set forth in this Agreement and Allstate hereby accepts such appointment and, in connection with such appointment, agrees to provide such services on the terms and conditions set forth in this Agreement, subject to applicable laws.

2.                                     ALLSTATE SERVICES AND DUTIES

(i)                                    Allstate shall market the Funds to entities including, but not limited to, broker-dealers and investment advisers that make investments in the Funds on behalf of their customers (“Financial Intermediaries”) utilizing in person, written, electronic or telephonic communication with a view to providing information regarding, and increasing the Financial Intermediaries’ awareness of, the Funds with the ultimate goal of having the Financial Intermediaries sell the Funds.  Such communication shall be subject to review and approval of Distributor and Distributor shall be responsible for filing all marketing materials with the Securities and Exchange Commission (the “Commission”) and self-regulatory organizations, as required.

(ii)                                 Allstate shall comply with all applicable laws, rules and regulations of regulatory authorities (including self-regulatory organizations) having jurisdiction over the activities contemplated by this Agreement, and shall fully comply with all policies and procedures of the Trust provided to Allstate pursuant to this Agreement.

(iii)                              In performing marketing services with respect to the Funds, neither Allstate nor any registered representative supervised by Allstate (each an “Allstate Representative”) shall make any representations concerning or provide any information regarding the Funds, except those contained in the Trust’s Prospectus and Statement of Additional Information (“SAI”) as filed with the Commission and printed information issued by the Trust as advertising or information supplemental to the Prospectus.

(iv)                             Allstate shall not, nor shall any Allstate Representative, use any materials whatsoever relating to the Funds, including but without limitation, written, electronic, audio or visual sales materials, unless approved in writing by Distributor.

(v)                                Allstate shall promptly notify Distributor of any oral or written Fund shareholder complaint received by, or notice of any regulatory investigation or proceeding brought against, Allstate or any Allstate Representative the scope of which includes any activities undertaken, or similar to those undertaken, in connection with this Agreement.

3.                                     DUTIES OF THE PARTIES; DELIVERY OF DOCUMENTS

(i)                                    The Parties hereto shall perform all duties set forth herein in compliance with all applicable laws (including state and federal securities laws) as well as the laws, rules, and/or regulations of the securities exchanges and all other governmental, regulatory and self-regulatory authorities and organizations having jurisdiction over them.  Without limiting the foregoing, the Parties agree to cooperate with one another in marketing the Fund.

(ii)                                 Contemporaneous with the effective date of this Agreement, Distributor shall deliver to Allstate copies of the following documents:

a.              the Prospectus and SAI for the Trust as filed with the Commission;

b.             marketing materials approved by Distributor and authorized for use by Allstate;

c.              any relevant policies and procedures adopted by the Trust or its service providers that are applicable to the services provided by Allstate; and

d.             any other documents, materials or information that Allstate shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(iii)                              In the event there is a change in the law, rules or regulations related to or affecting the services provided under this Agreement, Allstate shall begin complying with the requirements thereof as soon as such change is effective or enforceable.  If such requirements are materially different or more burdensome than the current requirements, the Parties shall agree to mutually acceptable policies and procedures for such requirements.

4.                                     TERMS AND TERMINATION

(i)                                    This Agreement shall become effective on the Effective Date and shall continue in effect until terminated as provided for herein.

(ii)                                 This Agreement shall automatically terminate upon termination of the Distribution Agreement, and Distributor agrees to notify Allstate immediately upon termination of said Distribution Agreement.

(iii)                              Either Party upon (10) business days’ written notice to the other Party may terminate this Agreement for cause, which shall mean any violation by the other Party of applicable laws, any material breach of this Agreement by such other Party, or any willful misconduct of a Party, unless such violation, breach or misconduct has been cured within such ten (10) day period.  Upon effectiveness of termination, Allstate shall immediately cease to perform any services hereunder and shall not be authorized to act on Distributor’s behalf in any way, unless directed otherwise by Distributor.

(iv)                             NONDISPARAGEMENT. Each Party agrees that it shall not disparage the other, either verbally or in writing, during the term of this Agreement or after termination thereof.

(v)                                Notwithstanding the termination of this Agreement, the provisions of Sections 4(iv) and (v), 7 and 12 shall survive such termination.

5.                                     COMPENSATION

For provision of the services pursuant to this Agreement, Allstate shall be entitled the compensation set forth on Exhibit A hereto.

6.                                     EXPENSES

Except as expressly set forth below or otherwise agreed to by the Parties, each of the Parties shall bear their own expenses in connection with this Agreement.  Allstate will pay travel expenses for any Allstate Representatives assisting in the promotion of the Fund.

7.                                     CONFIDENTIALITY

(i)                                    Each Party (for purposes of this Section 7, a “Receiving Party”) agrees to keep confidential all information disclosed by the other Party (for purposes of this Section 7, a “Disclosing Party”), including, without limitation, all forms and types of financial, business, marketing, operations, technical, economic and engineering information of the Disclosing Party, whether tangible or intangible (collectively, “Confidential Information”).

(ii)                                 Notwithstanding any provision of this Agreement to the contrary, the Parties agree that the following information shall not be deemed Confidential Information:

a.              information that was known to the Receiving Party before receipt thereof from or on behalf of the Disclosing Party;

b.             information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section 7;

c.              information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or

d.             information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

(iii)                              Notwithstanding any provision of this Agreement to the contrary, the Parties may:

a.              provide information to each Party’s counsel and to persons engaged by either Party to provide services as described herein;

b.             provide information consistent with standard practice with respect to similar services in the mutual fund industry; and

c.              provide information as approved by an authorized person of the other Party, provided that such approval shall not be unreasonably withheld or delayed.

8.                                     EXCLUSIVITY

During the Term of this Agreement, Allstate shall not, directly or indirectly, engage any other third party to provide a marketing program with respect to the Fund without the prior written consent of Distributor, which consent may not be unreasonably withheld.

9.                                     REPRESENTATIONS AND WARRANTIES BY ALLSTATE

Allstate covenants, represents and warrants as follows:

(i)                                    Allstate is a duly organized, validly existing limited liability company in good standing under the laws of Delaware, with full power and authority to execute, deliver and perform its obligations under this Agreement; and is duly registered or licensed as a broker dealer in the jurisdictions listed on Exhibit B hereto.  Allstate will not perform, or permit any Allstate Representative to perform, any obligations hereunder in any jurisdiction not listed on Exhibit B until Allstate’s registration or licensing as a broker-dealer in such jurisdiction shall have been approved and Allstate shall have notified Distributor of such approval.

(ii)                                 Subject to subsection (i) of this Section 9, Allstate and all Allstate Representatives have all necessary governmental and regulatory registrations, qualifications, approvals and licenses as may be required to perform its and their obligations under this Agreement.

(iii)                              The performance of the obligations under this Agreement by Allstate and/or any Allstate Representative will not conflict with, violate the terms of, or constitute a default under

a.              Allstate’s organizational documents;

b.             any other agreement or instrument to which Allstate, or any Allstate Representative is a party or by which Allstate or any Allstate Representative is bound or to which any of the property or assets of Allstate or any Allstate Representative is subject; or

c.              any order, rule, law, regulation or other legal requirement applicable to Allstate or any Allstate Representative or to the property or assets of Allstate or any Allstate Representative.

(iv)                             There is neither pending nor threatened any investigation, action, suit, or proceeding relating to or that may adversely affect Allstate or any principal of Allstate or any Allstate Representative in a material way, or their ability to provide services hereunder, before or by any court or other governmental, regulatory, or self-regulatory authority or other body to which it or any such principal thereof or any Allstate Representative is a party, or to which any asset of Allstate or any Allstate Representative is subject.  Neither Allstate nor any principal thereof has received any notice of an investigation relating to matters described in the preceding sentence that may adversely affect Allstate’s or any Allstate Representative’s business in a material way or its or their ability to provide services hereunder.

(v)                                Allstate will notify Distributor immediately in the event it receives notice or becomes aware of any information that it or any Allstate Representative may have violated any applicable federal or state law, rule or regulation arising out of its activities, or which may otherwise affect in any material way its or any Allstate Representative’s ability to act in accordance with the terms of this Agreement.

(vi)                             Allstate will comply in all material respects with all of the terms and provisions of, and will notify Distributor immediately of any breach by it of, the Marketing Agreement.

(vii)                          Allstate and its directors, manager, officers, agents and employees have the expertise to perform their duties under this Agreement, and will use commercially reasonable efforts to market the Funds to Financial Intermediaries and to present information about the Funds to Financial Intermediaries in a professional and accurate manner and in no way that is materially misleading.

(viii)                       Allstate has appropriate procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation.

The covenants, representations and warranties of this Section 9 shall be continuing during the term of this Agreement and any renewals hereof, and Allstate shall promptly, and in any event, within five (5) business days, notify Distributor if at any time any such representation or warranty shall become inaccurate for any reason.

10.                              REPRESENTATIONS AND WARRANTIES BY DISTRIBUTOR

Distributor represents and warrants as follows:

(i)                                    Distributor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to execute, deliver and perform its obligations under this Agreement; and is duly registered or licensed as a broker dealer under all applicable laws, except where the failure to be licensed or registered will not have a material adverse effect on its ability to conduct its business.

(ii)                                 The performance of the obligations under this Agreement by Distributor will not conflict with, violate the terms of, or constitute a default under

a.              Distributor’s organizational documents;

b.             any other agreement or instrument to which Distributor is a party or by which Distributor is bound or to which any of the property or assets of Distributor is subject; or

c.              any order, rule, law, regulation or other legal requirement applicable to Distributor or to the property or assets of Distributor.

(iii)                              There is neither pending nor threatened any investigation, action, suit, or proceeding relating to or that may adversely affect Distributor or any principal thereof in a material way before or by any court or other governmental, regulatory, or self-regulatory authority or other body to which Distributor or any principal thereof is a party, or to which any asset of Distributor is subject.  Neither Distributor nor any principal thereof has received any notice of an investigation relating to matters described in the preceding sentence that may adversely affect Distributor in a material way.

The representations and warranties of this Section 10 shall be continuing during the term of this Agreement and any renewals hereof, and Distributor shall promptly, and in any event, within five (5) business days, notify Allstate if at any time any such representation or warranty shall become inaccurate for any reason.

11.                              SEVERABILITY AND ENFORCEABILITY

If any agreement, covenant, warranty or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other agreements, covenants, warranties, and other provisions of this Agreement shall, nevertheless, remain in full force and effect.

12.                              INDEMNIFICATION

(i)                                    Each Party to this Agreement (“Indemnitor”) agrees to indemnify, defend, and hold the other (the “Indemnitee”) harmless against any and all losses, damages, claims, actions, suits, judgments, liabilities, costs and expenses, including reasonable attorney’s fees and other reasonable legal expenses (collectively “Losses”), arising out of or in connection with:

a.              the Indemnitor’s negligence or willful misconduct;

b.             the breach of any obligation, representation or warranty pursuant to this Agreement by Indemnitor;

c.              any failure by Indemnitor to comply with applicable laws or regulations in connection with this Agreement; or

d.             any material breach of this Agreement by Indemnitor, including Losses asserted against the Indemnitor by the Indemnitee;

provided that indemnification shall not apply to the extent any such Loss results from the Indemnitee’s own negligence, willful misconduct, failure to comply with applicable law, or material breach of this Agreement.

(ii)                                 If any legal proceeding is instituted or any claim is asserted by any third party with respect of which an Indemnitee may seek indemnification from the Indemnitor, the Indemnitee shall (after receipt by it of notice of the commencement of any such legal proceeding or of any such claim) promptly cause written notice of such legal proceeding or claim to be made to the Indemnitor.  The Indemnitor may, at its option, settle or defend such proceeding, action or claim at its expense provided that any such settlement shall contain a full and final release of Indemnitee without an admission of fault or wrongdoing on the part of Indemnitee. The Indemnitor shall select counsel of its choice, which shall be approved by the Indemnitee such approval not to be unreasonably withheld.  The Indemnitee shall have the right, at its option and at the expense of the Indemnitor, to separate counsel in such Loss and to participate in the defense thereof, but if the Indemnitor has exercised its option to defend such proceeding action or claim and is providing adequate representation and defense and there is no conflict of interest or additional or inconsistent defense available to the Indemnitee then the fees and expenses of separate counsel shall be at the expense of the Indemnitee.  An Indemnitee shall not be liable for the settlement of any proceeding, action or claim affected without its participation and consent, which consent shall not be unreasonably withheld.

(iii)                              A Party to this Agreement shall not be liable to the other Party(s) for consequential, special or indirect damages under any provision of this Agreement.

13.                              WAIVER

No waiver by any Party of a breach or non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

14.                              AMENDMENT

This Agreement is the entire Agreement of the Parties with respect to the subject matter hereof, supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof, and may not be amended, supplemented, or modified except by written instrument executed by each Party hereto.

15.                              GOVERNING LAW AND BINDING EFFECT

The validity, construction, interpretation or performance of this Agreement shall be governed by the laws of the State of Delaware applicable to contracts made and to be wholly performed within that state (excluding the conflict of laws provisions thereof).

16.                              ASSIGNMENT

This Agreement may not be assigned by any Party without the prior written consent of the other Party. This Agreement shall be binding upon and inure to the benefit of the Parties’ representatives, successors, heirs, and permitted assigns, as applicable.  A change in control shall not be construed to be an assignment.

17.                              NOTICES

All notices or other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered by personal delivery or overnight commercial courier or by certified or registered first-class mail, postage prepaid, return receipt requested, to the Party entitled to such notice by the other Party to this Agreement.  Any notice shall be deemed given on the date it is received by the Parties to whom it is addressed.  As of the date of this Agreement, all correspondences shall be sent to the following addresses:

If to Allstate:

Allstate Distributors, LLC

3100 Sanders Road — Suite N3B

Northbrook, IL  60062

Attention:  Chief Compliance Officer

Telephone:       (847) 402-4161

Facsimile:               (847) 326-5979

If to Distributor:

Funds Distributor, LLC

Attention:  Chief Compliance Officer

3435 Stelzer Rd. Suite 1000

Columbus, OH 43219

Phone:                           (614) 470-

Facsimile:          (614) 470-8727

18. COUNTERPARTS

This Agreement may be executed by facsimile and in one or more counterparts each of which shall constitute an original but all which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Allstate Financial, Inc.

By:	/s/ Timothy Vander Pas
Print Name:	Timothy Vander Pas
Title:	President

Funds Distributor, LLC

By:	/s/ Mark S. Redman
Print Name:	Mark S. Redman
Title:	President

Exhibit A

Compensation

In consideration for the services provided by Allstate pursuant to this Agreement, the Distributor shall pay the following to Allstate:

1.                                      With respect to Class A and Class GA shares of the Fund (i) that part of the front-end sales charge that is retained by the Distributor pursuant to the Distribution Agreement after reallowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended and (ii) the contingent deferred sales charge payable with respect to Class A and Class GA Shares sold through the Distributor as set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Class A and Class GA Shares.

2.                                      With respect to Class C and Class GC Shares (i) that part of any sales charge that is retained by the Distributor pursuant to the Distribution Agreement after allowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended, and (ii) the contingent deferred sales charge payable with respect to Class C and Class GC Shares sold through the Distributor as set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Class C and Class GC Shares.

3.                                      Any fees paid by the Fund’s A, GA, C and GC shares to Distributor pursuant to the Distribution Agreement (and that are not paid out to dealers) pursuant to the Trust’s Distribution Plan for the Fund adopted under Rule 12b-1 of the Investment Company Act of 1940, as amended, for distribution activities.

Exhibit B

Allstate Registration Jurisdictions